Exhibit 10.2
CONTINGENT EARN OUT AGREEMENT
     This Contingent Earn Out Agreement (“Agreement”) is made and entered into as of the 28th day of February 2006 by and between Basic Energy Services, L.P., a Delaware limited partnership (“Basic”) and G & L Tool, Ltd., a Texas limited partnership (“G & L”).
RECITATIONS
     Basic as Purchaser and G & L as Seller have entered into an Asset Purchase Agreement dated as of February 21, 2006 (the “Acquisition Agreement”), which provides for, among other things, the purchase by Basic from the Sellers of the Assets (as defined in the Acquisition Agreement);
     Pursuant to the Acquisition Agreement, Basic has agreed with G & L that Basic will enter into a Contingent Earn Out Agreement with G & L at the time of Closing under the Acquisition Agreement, pursuant to which G & L will be paid up to the maximum amount of Twenty One Million and No/100 Dollars ($21,000,000.00) over a five year period under the conditions and subject to the terms set out in this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants herein contained, Basic and G & L agree as follows:
     1. Basic agrees to pay G & L a contingent earn out amount (the “CEA”) for each of the twelve calendar month periods beginning with the twelve consecutive month period commencing March 1, 2006 and extending through the fifth twelve month period ending February 28, 2011 (for purposes of this Agreement, each separate twelve month period will be referred to as a “CEA Year”). The CEA payable to G & L will not exceed (a) $21,000,000.00 in the aggregate, (b) 1,312,500.00 during any 3 month period of a CEA Year other than the last three months period of a CEA Year or (c) $5,250,000.00 for any CEA Year. Notwithstanding the foregoing, if G & L does not earn the maximum amount payable for any CEA Year, the amount not earned will be carried over to future CEA Years and the maximum CEA payable during each future CEA Year will be increased until such deficiency is made up.
     2. The CEA payable to G & L for each CEA Year will be an amount equal to fifty percent (50%)of the amount by which the annual EBITDA (as defined below) earned by Basic during a CEA Year from the operation of the assets purchased by Basic from G & L pursuant to the Acquisition Agreement exceeds $14,500,000.00 (the “Annual Targeted EBITDA”). The Annual EBITDA is defined as Earnings Before Interest, Taxes, Depreciation and Amortization generated by the Assets purchased from G & L and other similar assets operated in conjunction with such assets during the five (5) CEA Years commencing March 1, 2006 and ending February 28, 2011 (the “Payout Period”). Annual EBITDA for the purposes of determining the annual CEA payable to G & L, if any, will be calculated in accordance with Basic’s standard accounting practices for area and division level operations, including allocations for insurance and employee benefits but will not include allocations for corporate overhead.

     3. Basic and G & L agree that if Basic makes an investment during the term hereof in equipment that expands the capacity of the income generating assets on which the Annual EBITDA is calculated, the Annual Targeted EBITDA will be increased by an amount necessary to insure a pay back to Basic based on a purchase price of such additional equipment to EBITDA ratio of 4:1. Equipment added during a CEA Year period will result in the targeted EBITDA being increased prorata for the portion of the year the equipment is available for use on a customer’s location. As an example, if an additional rental tool with a total cost of $400,000.00 is added to the fleet in the seventh month of a CEA Year, then the Annual Targeted EBITDA for the then current CEA Year will be increased by $50,000.00 and the Annual Targeted EBITDA for each subsequent CEA Year of the Payout Period will be increased by $100,000.00. Basic and G & L further agree that if any of the equipment purchased by Basic from G & L is physically removed from Basic’s operating fleet or rendered inoperable due to a casualty loss and is not replaced with similar equipment during the term hereof, the Annual Targeted EBITDA will be decreased by an amount necessary to compensate for the reduced earning capacity of the fleet on which the EBITDA is calculated.
     4. The calculation of the CEA will be made for each three month period during each CEA Year. The CEA for each three month period of a CEA Year will be fifty percent (50%) of the amount by which the actual EBITDA for the trailing twelve (12) month period ending with each three (3) month period during the Payout Period exceeds the Annual Targeted EBITDA. The initial calculation of the quarterly CEA will be made based on the actual financial performance of the G & L operations from the date of Closing through May 31, 2006 plus the actual performance of the G & L operations for the Period of June 1, 2005 through the date of Closing. Similarly the second and third quarter calculations will utilize the pre-closing actual financial results from the appropriate six and three month intervals respectively added to the actual results produced after the Closing Date to determine the trailing 12-month EBITDA for those quarters. Note: this will necessitate G & L providing monthly financial reports for the twelve months preceding the date of Closing.
     5. One-fourth of the CEA calculated for each three month period during a CEA Year will be paid within forty-five (45) days following the end of the three month period (beginning with the three month period ending May 31, 2006) subject to the limits specified in Section 1 above. For the last three month period of each CEA Year following Closing, the CEA shall be equal to the amount of CEA calculated for that CEA Year less the previous CEA payments made during the previous three quarters in the CEA Year up to the maximum annual CEA.
     6. (a) The parties shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement or the breach hereof, including, without limitation, any controversies or claims arising out of under, or with respect to the calculation of the CEA or the amount thereof, if any, payable to G & L promptly by negotiations between representatives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business together with a request that the parties meet and confer (“Notice of Dispute”). Within twenty (20) days after delivery of the Notice of Dispute, the parties or their representatives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days after delivery of the Notice of Dispute, or if the parties fail to meet within twenty

(20) days after delivery of the Notice of Dispute, either party may initiate mediation of the claim or dispute as provided hereafter.
     If a party or its representative intends to be accompanied at a meeting by an attorney, the other parties shall be given advance notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any state’s rules of evidence.
          (b) If a claim or controversy has not been resolved by negotiation as provided in Section 7 (a), the parties shall endeavor to settle the claim or dispute by mediation under the Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes. A neutral third party will be selected from the CPR panel of neutrals. If the parties encounter difficulty in agreeing on a neutral third party, they will seek the assistance of CPR in the selection process. Mediation under this Section 7 (b) will commence within sixty (60) days of the Notice of Dispute.
          (c) All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedure specified in Sections 7 (a) and (b) are pending. The parties will take such action, if any, required to effectuate such tolling.
          (d) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any claim or dispute covered by this Section 7.
     7. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective beneficiaries, representatives, successors, and assigns of the parties hereto, but neither this Agreement, not any of the rights, interests or obligations hereunder shall be assigned by G & L without the prior written consent of Basic.
     8. This Agreement contains the entire understanding of the parties with respect to this subject matter, and may be amended only by a written instrument duly executed by Basic and G & L.
     9. All notices, claims, requests, demands and other communications hereunder (“notices”) shall be in writing and shall be given as follows:

If to G & L:	G & L Tool, Ltd.
2249 S. Treadaway Blvd.
Abilene, Texas 79602
Attn: Mr. John Teague, President
Telephone:
Fax: 325-672-4588

If to Basic:	Basic Energy Services, L.P.
P.O. Box 10460
Midland, TX 79702
Attention: James J. Carter, Executive Vice President
Telephone: 432-620-5500
Fax: 432-620-5501
or to such other address as the person to whom notice is to be given may have previously furnished to the other in the manner set forth below, provided that notices of change of address shall only be effective upon receipt. A notice give in accordance with the preceding sentence shall be deemed to have been received upon receipt if delivered in person or upon mailing by registered or certified mail, postage prepaid, return receipt requested.
     10. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of law rules.
     11. Notwithstanding any other provision hereof, G & L agrees that if G & L, John Teague or LJH, Ltd. Default under the terms of Noncompliance Agreements of even date herewith with Basic the then unpaid portion of any CEA hereunder will be reduced by one-third for each party so defaulting.
     12. All capitalized terms used herein shall, unless otherwise defined herein, have the meanings set forth in the Acquisition Agreement.
     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Basic and Payee as of the date first above written.

BASIC: BASIC ENERGY SERVICES, L.P. By: Basic Energy Services G.P., L.L.C., It’s General Partner
By:	/s/ James J. Carter
James J. Carter, Executive Vice President

G & L G & L Tool, Ltd. By: DLH Management, L.L.C., It’s General Partner
By:	/s/ John Teague
John Teague, President

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